Exhibit 10.2

CURTISS-WRIGHT CORPORATION
2024 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE PLAN GRANT AGREEMENT

This document outlines important terms and conditions for the Performance Share Plan (PSP) component of your Long-Term Incentive Plan grant. By accepting this grant you acknowledge and agree to its terms and conditions, so please ensure you have read and understood these terms completely. Any questions concerning your grant can be addressed to your immediate manager or your Human Resources Director.

Individual Grant Information
NAME:
GRANT AMOUNT:
GRANT TYPE:
GRANT DATE:

This Agreement, conditionally effective (see Section II.l, below) as of the Grant Date, by and between Curtiss-Wright Corporation (the "Corporation") and the Employee.

WHEREAS, Employee is now employed by the Corporation or one of its subsidiaries; and

WHEREAS, in recognition of Employee's potential as a person who can affect the longer term value of the Corporation to its shareholders, the Corporation desires to provide an opportunity for Employee to acquire stock and increase his or her ownership of stock in the Corporation, pursuant to the provisions of the Curtiss-Wright Corporation 2024 Omnibus Long-Term Incentive Plan (the "Plan");

The Corporation hereby grants to Employee the above Amount of Performance Shares denominated in units, each unit representing the right to receive the equivalent of one share of Corporation common stock, $1.00 par value per share, subject to the terms, restrictions, and other conditions of this Agreement and the Plan.

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and pursuant to the provisions of the Plan, the parties hereto hereby agree as follows:

I: DEFINITION AND EXPLANATION
a. Definition - Performance Share Plan grants are denominated in share equivalents called “units,” and are earned and paid as Curtiss-Wright (“CW”) common stock as soon as practicable after the end of the Performance Period: the three fiscal years beginning January 1 the year of the Grant Date and ending December 31 of the third year (the Performance Period), contingent upon the extent to which previously established performance objectives are achieved over the Performance Period. One unit is equal to one share of common stock.

b. Performance Objectives – The PSP’s single performance objective is 3-year total shareholder return (“TSR”) relative to the peer group defined in Section I.c below. TSR is calculated as:

TSR = Change in Stock Price + Dividends Paid
Beginning Stock Price

i.Beginning Stock Price shall mean the average of the daily closing price for each of the twenty (20) trading days immediately prior to the first day of the Performance Period;
ii.Ending Stock Price shall mean the average of the daily closing price for each of the last twenty (20) trading days of the Performance Period;
iii.Change in Stock Price shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and

iv.Dividends Paid shall mean the total of all dividends paid on one (1) share of stock during the applicable calendar quarter(s) during the Performance Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter based on the stock price at the end of each calendar quarter.

Following the TSR calculation, the Corporation’s Percentile Rank against the Peer Group is determined. Performance at the 50th percentile (P50) results in a payout of 100% of target. Performance at the 25th percentile (P25) results in the threshold (minimum) payout set at 50% of target. If the Corporation’s TSR is positive, performance at the 75th percentile (P75) results in the maximum payout set at 200% of target. If the Corporation’s TSR is negative on an absolute basis, the payout is capped at 100% of target, regardless of relative performance. Payouts between threshold and target, and between target and maximum, are calculated using linear interpolation.

c. Peer Group – The Peer Group is included in Schedule A. Any changes in the Peer Group due to merger, acquisition, dissolution, delisting from a national exchange, or taking the Peer company private will be calculated as follows:
•If the change causes the original or surviving entity to exit the Corporation’s Peer Group, then that company is removed from the TSR calculation for the entire performance period.
•If the original or surviving entity is part of the Peer Group, they will remain in the TSR calculation.
•If a company ceases to exist due to bankruptcy or insolvency, it remains part of the Peer Group with the lowest ranking (0 percentile).

d. Manner of Payment - Payment in full is made as soon as practical following the end of each Performance Period, however not later than March 15th based upon the publicly disclosed stock prices. The payout calculation will be done by Aon-Radford, a third-party consultancy and is subject to review by Curtiss-Wright’s internal audit department prior to share award distribution. Awards are paid out in shares of CW stock. All awards are subject to the Corporate Ownership Guidelines as described in Section II.d below.

e. Termination or Resignation – If employment is terminated before the completion of the Performance Period for any reason other than those listed immediately below, all rights under this grant shall be forfeited.
i.Employee retires by reaching Early or Normal Retirement age (as defined immediately below)
ii.Death
iii.Disability, as defined in the Corporation’s Long-Term Disability Plan
iv.Change in Control, as defined in by the Plan, or an applicable Change in Control agreement
v.Divestiture

f. Payment Under a Change in Control - Payment shall immediately be paid hereunder upon (a) the occurrence of a Change in Control as defined by the Plan Document or (b) by the current Change in Control Agreement, if applicable. In the event of a Change in Control, payment is determined consistent with the Plan Document or the current Change in Control Agreement, if applicable.

g. Early Retirement - If Employee has attained Early Retirement (attaining at least age fifty-five (55) and completing at least three (3) years of service with Curtiss-Wright Corporation or any of its affiliates excluding any service with a legacy company prior to acquisition by Curtiss-Wright Corporation), and remains actively employed by the Company until September 30th in the year of the grant, this Performance Share Plan grant shall continue to vest until the end of the Performance Period and the amount of the final award is reduced on a pro rata basis for time not employed during the Performance Period. If Employee fails to remain actively employed until September 30th in the year of the grant, Employee shall forfeit PSPs.

h. Normal or Full Retirement – If Employee retires after attaining at least age sixty-two (62) and completing at least three (3) years of service with Curtiss-Wright Corporation or any of its affiliates excluding any service with a legacy company prior to acquisition by Curtiss-Wright Corporation, and remains actively employed by the Company until September 30th in the year of the grant, this Performance Share Plan grant shall continue to vest without pro-ration and is paid at the end of the Performance Period. If Employee fails to remain actively employed until September 30th in the year of the grant, Employee shall forfeit PSPs.

i. Death or Disability – In the event of Employee’s Death or Disability during the Performance Period, payment will be made as soon as practicable following termination using the target of the grant on a pro-rata or non-pro-rata basis dependent upon the retirement provisions outlined in Sections I.f or I.g above. Employees who do not meet the retirement provisions outlined in Sections I.f or I.g above will be paid the target value of the award on a pro-rata basis. If Employee completed the Performance Period, payment will be processed consistent with active employees using the actual achieved performance attainment. In the case of Employee’s death, the final award is payable consistent with Section II.e below.

j. Divestiture – A Divestiture is defined as both 1) the sale of the business unit, product line, or wholly-owned subsidiary company to which Employee belongs and 2) the termination of Curtiss-Wright employment as a result of the transaction. Provided the Divestiture occurs on or after September 30th of the grant year, payment will be made as soon as practical following the transaction using the target value of the grant on a pro-rata basis for all affected employees participating on this Plan or a non-pro-rata basis upon the retirement provisions outlined in Section I.g. above. If the Divestiture occurs before September 30th of the grant year, this PSP grant shall be forfeited.

k. Termination for Cause - If Employee is terminated for Cause all awards provided for under this agreement, to the extent not already paid, shall be immediately forfeited.

l. Disputes Regarding Nature of Resignation or Termination - Solely for the purpose of determining whether an event of forfeiture shall have occurred, an Employee shall not be deemed to have voluntarily resigned or otherwise voluntarily terminated his or her employment if the resignation or termination is for “Good Reason.”

For purposes of this Agreement, “Good Reason” means an Employee’s termination of employment with the existence of one or more of the following conditions arising without the Employee’s consent:

i.a material diminution in the Employee’s base salary;
ii.a material diminution in the Employee’s authority, duties, or responsibilities;
iii.any other action or inaction that constitutes a material breach by the Corporation of any employment agreement between the Employee and the Corporation.

For purposes of this Agreement, a termination of employment is for "Cause" if the Employee
i.has been convicted of a felony; or
ii.intentionally engaged in illegal conduct, fraud or, willful misconduct that is demonstrably and materially injurious to the Corporation or a Segment; or
iii.intentionally and substantially failed to perform his or her reasonably assigned duties with the Corporation or a Segment.

In the event that a dispute shall arise as to whether a termination was for cause, or over whether a voluntary retirement, resignation or other voluntary termination of employment is the direct and proximate result of a substantial adverse change in the terms or conditions of employment, that dispute shall be settled and finally determined by arbitration in the City of New York under the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

m. Adjustments - The ECC reserves the right in its sole discretion to make any adjustment to the calculation, or reduction in the amount of any payment resulting from the calculation, that it deems necessary or appropriate because of unanticipated, unusual or extraordinary events or otherwise to avoid unintended results of long-term incentive awards and payments pursuant to those awards. Adjustments to 16b officers may not increase the amount of award.

n. Dividends - Employee has no right to any dividends until shares are awarded following the completion of the Performance Period.

o. Restatement of Financial Statements - If the ECC determines that (1) the amount of an award to Employee was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (collectively, “Inaccurate Data”) or (2) if Employee is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 (“the Statute”) and has committed an offense subject to forfeiture under such statute, Employee shall reimburse the Corporation that portion of an award that was based on the Inaccurate Data or as provided for in the Statute.

p. Section 409A - It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A.

q. Tax withholding – Employee acknowledges that, in connection with the transactions accomplished or contemplated by this Agreement, the Corporation or any of its subsidiaries may be or become obligated to make certain withholdings from compensation due to Employee. Employee may elect to satisfy the tax or other withholding obligations arising from vesting of Performance Shares by 1) payment in cash; 2) execute a sell-to-cover order using the cash proceeds to satisfy the withholding; or 3) by tendering shares of Curtiss-Wright common stock.

r. Right to Benefits - The sole interest of Employee under this Agreement with respect to this Performance Share Unit Grant shall be to receive the Earned Value as provided herein, if and when the same shall become due and payable in accordance with the terms hereof, and neither any Employee nor anyone claiming through Employee shall have any right, title or interest in or to any of the specific assets of the Corporation or a Segment. Said Grant hereunder shall be paid solely in the Corporation’s common stock, treasury or newly issued, registered under the Corporation’s S-8 Registration Statement. In no manner shall any assets of the Corporation or a Segment be deemed or construed through any of the provisions of this Agreement to be held in trust for the benefit of Employee or to be collateral security for the performance of the obligations imposed by this Agreement on the Corporation. The rights of Employee and anyone claiming through Employee shall be solely those of a general unsecured creditor of the Corporation, as determined under applicable law.

s. Offset to Benefits - Any other provision of the Agreement to the contrary notwithstanding, the Corporation may reduce any awards to be paid to Employee under this Agreement by any amounts, which Employee may owe to the Corporation or a Segment.

II. TERMS APPLICABLE TO PERFORMANCE SHARE PLAN

a. Duty of Loyalty - Employee acknowledges, understands and agrees that payment otherwise due on Performance Share Units shall be forfeited if Employee, without the consent of the Corporation, either while employed by the Corporation or any of its subsidiaries or thereafter, including after retirement, becomes associated with, employed by, renders any services to, or owns any interest (other than an interest that the Secretary of the Corporation determines to be non-substantial) in, any business that at the time is in competition with the Corporation or any of its subsidiaries or with any business in which the Corporation or any of its subsidiaries has a substantial interest.

b. Employment and Other Rights - Nothing contained in this Agreement shall confer upon Employee any right to be continued in the employ of the Corporation or any of its subsidiaries, nor require Employee to continue in the employ of the Corporation or a Segment, nor does the Agreement create any rights in Employee, or any obligations on the part of the Corporation or a Segment, other than those set forth herein. The awards payable under this Agreement shall be independent of and in addition to, any other agreements that may exist from time to time concerning any other compensation or benefits payable by the Corporation or a Segment.

c. Receipt of Documents - Employee acknowledges receipt of this Agreement, the Plan Prospectus, and the Performance Share Unit Matrix, containing supplemental information which is incorporated herein and made a part hereof.

d. Stock Ownership Guidelines – Access to earned equity awards, the ability to trade/sell shares, will be limited to 50% of the earned award (e.g., to satisfy tax withholding, etc.) until such time as the Corporation Stock Ownership Guidelines are met and sustained. Employee acknowledges receipt of the Corporation Stock Ownership Guidelines, and through the acceptance of this award consents to all the conditions contained therein.

e. Transfer, Assignment, and Designation of Beneficiaries - Employee's interest in the Performance Share Units awarded hereunder may not be sold, pledged, assigned or transferred otherwise than, following Employee's death, pursuant to Employee's written designation of beneficiary or beneficiaries made in accordance with procedures established by the Corporation, or, in default of such designation, to Employee's estate or in accordance with the laws of descent and distribution.

f. Employee and Heirs, Executors, Administrators and Assigns Bound - Employee agrees to be bound by the terms and provisions of this Agreement and Employee further agrees that his or her beneficiaries, heirs, administrators, executors and assigns shall also be bound by the terms and provisions hereof.

g. Consulting Services - Employee agrees that subsequent to the termination of his or her employment, and so long as payment has not been received on any Performance Share Units, Employee shall render to the Corporation or any of its subsidiaries such consulting and advisory services as the Corporation or any of its subsidiaries may from time to time reasonably request; provided, however, that Employee shall not be required to render any such services at a time or in a manner that would unduly interfere with his or her employment with a party other than the Corporation or one of its subsidiaries, nor to render any services that he or she is prevented from performing by reason of a disability (which need not necessarily be of a permanent nature). Employee shall not be required to travel (except for normal commutation) in connection with the performance of such services and shall be reimbursed for all reasonable out-of-pocket expenses incurred or paid by him or her in connection with the performance of such services, upon presentation and approval by the Corporation or any of its subsidiaries of expense vouchers or such other supporting information as it may from time to time reasonably request.

h. Corporate Rights - The existence of the Plan and this Agreement shall not affect the right or power of the Corporation to make adjustments, recapitalizations, reorganizations, or other changes to the Corporation’s capital structure or its business; issue bonds, debentures, common, preferred or prior preference stocks; dissolve or liquidate the Corporation, or sell or transfer any part of its assets or business; or any other corporate act, whether or a similar character or otherwise.

i. Amendment - The Corporation reserves the right to amend or terminate the Plan prior to its expiration on May 2, 2034, or to discontinue grants and awards thereunder, provided, however that no amendment, discontinuation, or termination shall be made that would impair the rights of any Employee under an award already granted.

j. Notices - Any notice (excluding the electronic Grant Acceptance process) hereunder to be given to the Corporation shall be in writing and shall be delivered in person to the Secretary of the Corporation, or shall be sent by registered mail, return receipt requested, to the Secretary of the Corporation at the Corporation’s executive offices, and any notice hereunder to be given to Employee shall be in writing and shall be delivered in person to Employee, or shall be sent by registered mail, return receipt requested, to Employee at his last address as shown in the employment records of the Corporation or any of its subsidiaries. Any notice duly mailed in accordance with the preceding sentence shall be deemed given on the date postmarked.

k. Governing Law - This Agreement is issued, and the Performance Units evidenced hereby are granted, in North Carolina, U.S.A., and this Agreement and said grants shall be governed and construed in accordance with the laws of the State of North Carolina without regard to its conflicts of laws principles to the extent such laws are not preempted by the laws of the United States of America.

l. Binding Agreement - This Agreement is not binding unless and until the Employee accepts the agreement and all the terms and conditions described. Grant acceptance can be completed using the Plan Administrator website.

m. Data Privacy - By accepting this Agreement, the Participant: (i) authorizes the Corporation and Subsidiary, and any agent of the Corporation and Subsidiary administering the Plan or providing Plan recordkeeping services, to disclose to the Corporation or any of its subsidiaries such information and data as the Corporation or any such subsidiary shall request in order to facilitate the grant, payment, and administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Corporation and Subsidiary to store and transmit such information in electronic form.

n. Restatement of Financial Statements - If the amount of an Award to a Participant was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and is found by the Committee to have committed an offense subject to forfeiture under such statute, the Participant shall reimburse the Corporation the amount of any payment in settlement of an Award that was based on the materially inaccurate financial statements or any other materially inaccurate performance metric criteria or as provided for in Section 304 of the Sarbanes-Oxley Act of 2002, as determined by the Committee.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed the day and year first above written.

Vice President, General Counsel, and Corporate Secretary